Exhibit 2.13

CONFORMED COPY

PORTUGAL TELECOM INTERNATIONAL FINANCE B.V.

€500,000,000 4.375 per cent. Notes due 2017

SUBSCRIPTION AGREEMENT

ALLEN & OVERY

ALLEN & OVERY LLP
LONDON

SUBSCRIPTION AGREEMENT

PORTUGAL TELECOM INTERNATIONAL FINANCE B.V.

€500,000,000 4.375 per cent. Notes due 2017

23rd March, 2005

To:                              Merrill Lynch International
Morgan Stanley & Co. International Limited
(the “Joint Lead Managers”)

Banco BPI, S.A.
Banco Espírito Santo de Investimento, S.A.
Caixa - Banco de Investimento, S.A.
ABN AMRO Bank N.V.
Barclays Bank PLC
BNP Paribas
Dresdner Bank AG London Branch
(together with the Joint Lead Managers, the “Managers”)

c/o                               Merrill Lynch International
Merrill Lynch Financial Centre
2 King Edward Street
London EC1A 1HQ
(“MLI”)

cc:                                 Citicorp Trustee Company Limited as Trustee
Citibank, N.A. as Principal Paying Agent

Dear Sirs,

Portugal Telecom International Finance B.V. (the “Issuer”), incorporated under the laws of The Netherlands and having its statutory domicile in Amsterdam, proposes to issue €500,000,000 4.375 per cent. Notes due 2017 (the “Notes”) pursuant to the €5,000,000,000 Global Medium Term Note Programme established by it. The Notes will be issued with the benefit of the Keep Well Agreements executed by Portugal Telecom, SGPS, S.A. (“PT”) and PT Comunicações, S.A. (“PTC”) respectively. The terms of the issue shall be as set out in the form of Pricing Supplement attached to this Agreement as Annexe A.

This Agreement is supplemental to the amended and restated Programme Agreement, as amended and/or supplemented and/or restated from time to time (the “Programme Agreement”) dated 29th April, 2003 made between the Issuer, PT and PTC and the Dealers party thereto. All terms with initial capitals used herein without definition have the meanings given to them in the Programme Agreement.

We wish to record the arrangements agreed between us in relation to the issue:

1.                                       This Agreement appoints each Manager which is not a party to the Programme Agreement (each a “New Dealer”) as a New Dealer in accordance with the provisions of clause 11 of the Programme Agreement for the purposes of the issue of the Notes. Merrill Lynch International (“MLI”) confirms that it is in receipt of the documents referenced below:

(i)                                     a copy of the Programme Agreement; and

(ii)                                  a copy of such of the documents referred to in Part I of Appendix A of the Programme Agreement as MLI (on behalf of the Managers) has requested and has confirmed with each New Dealer that it has found them to be satisfactory or (in the case of any or all of the documents referred to in (ii)) has waived such production.

For the purposes of the Programme Agreement the details of the Joint Lead Managers for service of notices are as follows:

Merrill Lynch International
Merrill Lynch Financial Centre
2 King Edward Street
London EC1A 1HQ

Fax:                           +44 (0)20 7995 2968
Attention:                                         Syndicate Desk

In consideration of the Issuer appointing each New Dealer as a Dealer in respect of the Notes under the Programme Agreement, each New Dealer hereby undertakes, for the benefit of the Issuer, PT, PTC, the Joint Lead Managers (for itself and each of the other Dealers) and the Managers, that, in relation to the issue of the Notes, it will perform and comply with all the duties and obligations expressed to be assumed by a Dealer under the Programme Agreement, a copy of which it acknowledges it has received from MLI. The Issuer, PT and PTC hereby confirm that each New Dealer shall be vested with all authority, rights, powers, duties and obligations of a Dealer in relation to the issue of the Notes as if originally named as a Dealer under the Programme Agreement provided that following the Issue Date of the Notes each New Dealer shall have no further such authority, rights, powers, duties or obligations except such as may have accrued or been incurred prior to, or in connection with, the issue of the Notes.

2.                                       Subject to the terms and conditions of the Programme Agreement and this Agreement the Issuer hereby agrees to issue the Notes and the Managers jointly and severally agree to subscribe or procure subscribers for the Notes at a price of 99.548 per cent. of the principal amount of the Notes (the “Purchase Price”), being the issue price of 99.798 per cent. less a selling concession and a combined management and underwriting commission of 0.25 per cent. of such principal amount save that the Joint Lead Managers shall be paid 0.155 per cent. in respect of such combined commissions on the Issue Date with a further 0.095 per cent. expected to be paid following approval of PT’s remuneration committee following the Issue Date.

3.                                       The settlement procedures set out in Part 1 of Annexe A to the Procedures Memorandum shall apply as if set out in this Agreement provided that, for the purposes of this Agreement:

(i)                                     the sum payable on the Issue Date shall represent the Purchase Price;

(ii)                                  “Issue Date” means 10.00 a.m. (London time) on 24th March, 2005 or such other time and/or date as the Issuer and the Joint Lead Managers on behalf of the Managers may agree; and

(iii)                               “Payment Instruction Date” means the Issue Date unless there is to be a pre-closing for the issue in which case it means the business day (being a day on which banks and foreign exchange markets are open for business in London) prior to the Issue Date.

4.                                       All reasonable costs and expenses (including any applicable value added tax) incurred in relation to the issue of the Notes will be payable by the Issuer, PT or PTC (including but not limited to the costs of its own legal advisers and those of the Managers, accountants costs, the costs of listing the Notes on the Official List of the UK Listing Authority and admitting the Notes to trading on the London Stock Exchange, advertising costs, printing costs (if required), the cost of obtaining ratings in respect of the Notes, the fees and expenses of the Trustee and the Agents in connection with the issue of the Notes (if any) and the Joint Lead Managers’ reasonably incurred out of pocket expenses).

5.                                       The obligation of the Managers to purchase the Notes is conditional upon:

(i)                                     the conditions set out in clause 3(2) (other than that set out in clause 3(2)(e)) of the Programme Agreement being satisfied as of the Payment Instruction Date (on the basis that the references therein to “relevant Dealer” shall be construed as references to the Joint Lead Managers) and without prejudice to the aforesaid, the Offering Circular dated 12 July, 2004 including all information incorporated by reference therein containing all material information relating to the assets and liabilities, financial position and profits and losses of the Issuer, PT and PTC and nothing having happened or being expected to happen which would require the Offering Circular to be supplemented or updated; and

(ii)                                  the delivery to the Joint Lead Managers on the Payment Instruction Date of:

(A)                              legal opinions addressed to the Managers and the Trustee dated the Payment Instruction Date in such form and with such contents as the Joint Lead Managers, on behalf of the Managers, may reasonably require from Clifford Chance Limited Liability Partnership, the legal advisers to the Issuer as to Netherlands law, from Morais Leitão, Galvão Teles, Soares da Silva & Associados, the legal advisers to PT and PTC as to Portuguese law and from Allen & Overy, the legal advisers to the Managers as to English law;

(B)                                a certificate dated as at the Payment Instruction Date signed by a duly authorised officer of the Issuer, a certificate dated as at the Payment Instruction Date signed by a duly authorised officer of PT and a certificate dated as of the Payment Instruction Date signed by a duly authorised officer of PTC giving confirmation to the effect stated in paragraph (i) of this clause;

(C)                                a comfort letter dated the Payment Instruction Date from the independent auditors of each of the Issuer, PT and PTC, in such form and with such content as the Managers may reasonably request; and

(D)                               such other conditions precedent as the Joint Lead Managers may reasonably require.

If any of the foregoing conditions is not satisfied on or before the Payment Instruction Date, this Agreement shall terminate on such date and the parties hereto shall be under no further liability arising out of this Agreement (except for any liability of the Issuer, or failing the Issuer, PT and/or PTC in relation to expenses as provided in the agreement referred to in clause 4 and except for any liability arising before or in relation to such termination), provided that the Joint Lead Managers, on behalf of the Managers, may in their discretion waive any of the aforesaid conditions (other than the condition precedent contained in clause 3(2)(c) of the Programme Agreement) or any part of them.

6.                                       The offering of the Notes has not been cleared by CONSOB (the Italian Securities Exchange Commission) pursuant to Italian securities legislation and, accordingly each Manager represents and agrees that, no Notes will be offered, sold or delivered, nor will copies of the Offering Circular or of any document relating to the Notes be distributed in the Republic of Italy, except:

(a)                                  to professional investors (operatori qualificati) as defined in Article 31, second paragraph, of CONSOB Regulation No. 11522 of 1st July, 1998, as amended; or

(b)                                 in circumstances which are exempted from the rules on solicitation of investments pursuant to Article 100 of Legislative Decree No. 58 of 24th February, 1998 (the “Financial Services Act”) and Article 33, first paragraph, of CONSOB Regulation No. 11971 of 14th May, 1999, as amended.

Any offer, sale or delivery of the Notes or distribution of copies of the Offering Circular or any other document relating to the Notes in the Republic of Italy under (a) or (b) above must be:

(i)                                     made by an investment firm, bank or financial intermediary permitted to conduct such activities in the Republic of Italy in accordance with the Financial Services Act and Legislative Decree No. 385 of 1st September, 1993 (the “Banking Act”); and

(ii)                                  in compliance with Article 129 of the Banking Act and the implementing guidelines of the Bank of Italy, as amended from time to time, pursuant to which the issue or the offer of securities in the Republic of Italy may need to be preceded and followed by an appropriate notice to be filled with the Bank of Italy depending, inter alia, on the aggregate value of the securities issued or offered in the Republic of Italy and their characteristics; and

(iii)                               in compliance with any other applicable laws and regulations.

7.                                       Each Manager understands and agrees that Notes (including rights representing an interest in a Note in global form) shall, in order to comply with the Netherlands Securities Market Supervision Act 1995 (Wet toezicht effectenverkeer 1995), only be offered anywhere in the world, as part of their initial distribution or as part of any re-offering and any offer of the Notes shall only be announced in writing (whether electronically or otherwise) anywhere in the world, to individuals or legal entities who or which trade or invest in securities in the conduct of a business or profession (“Professional Investors”, which includes banks, securities intermediaries (including dealers and brokers), insurance companies, pension funds, collective investment institutions, central governments, large international and supranational organisations, other institutional investors and other parties, including treasury departments of commercial enterprises, which as an ancillary activity regularly invest in securities), and each of the Managers undertakes with the Issuer that it will be made clear/mentioned upon making any such offers and from any and all documents or advertisements in which the forthcoming offering of the Notes is publicly announced anywhere in the world, that the offer is exclusively made to such Professional Investors.

8.                                       The Joint Lead Managers, on behalf of the Managers, may, by notice to the Issuer, PT and PTC, terminate this Agreement at any time prior to payment of the net purchase money to the Issuer if in the opinion of the Joint Lead Managers (after consultation with Issuer, if practicable) there shall have been such a change in national or international financial, political or economic conditions or currency exchange rates or exchange controls as would in their view be likely to prejudice materially the success of the offering and distribution of the Notes or dealings in the Notes in the secondary market and, upon such notice being given, the parties to this Agreement shall (except for any liability of the Issuer, or failing the Issuer, PT and/or PTC in relation to expenses as provided in the agreement referred to in clause 4 of this Agreement and except for any liability arising before or in relation to such termination) be released and discharged from their respective obligations under this Agreement.

9.                                       A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement, but this does not affect any right or remedy of a third party which exists or is available apart from the Act.

10.                                 Clause 21 of the Programme Agreement shall also apply to this Agreement as if expressly incorporated herein.

11.                                 This Agreement may be signed in any number of counterparts, all of which, taken together, shall constitute one and the same agreement and any party may enter into this Agreement by executing a counterpart.

Please confirm that this letter correctly sets out the arrangements agreed between us.

Yours faithfully,

For:	Portugal Telecom International Finance B.V.

By:	C. MOREIRA DA CRUZ	By:	M.A.J. PESSEL

For:	Portugal Telecom, SGPS, S.A.

By:	Z. BAVA

For:	PT Comunicações, S.A.

By:	Z. BAVA	By:	M. HORTA E. COSTA

We agree to the foregoing.

For:	Merrill Lynch International
Morgan Stanley & Co. International Limited
Banco BPI, S.A.
Banco Espírito Santo de Investimento, S.A.
Caixa — Banco de Investimento, S.A.
ABN AMRO Bank N.V.
Barclays Bank PLC
BNP Paribas
Dresdner Bank AG London Branch

By:	L. DIOTALLEVI

ANNEXE A TO THE SUBSCRIPTION AGREEMENT

PRICING SUPPLEMENT

23rd March, 2005

Portugal Telecom International Finance B.V.

(a private company with limited liability incorporated under the laws of The Netherlands and having its statutory seat in Amsterdam, The Netherlands)
Issue of €500,000,000 4.375 per cent. Notes due 2017
under the €5,000,000,000
Global Medium Term Note Programme

This document constitutes the Pricing Supplement relating to the issue of Notes described herein. Terms used herein shall be deemed to be defined as such for the purposes of the Terms and Conditions set forth in the Offering Circular dated 12th July, 2004. This Pricing Supplement must be read in conjunction with such Offering Circular.

1.	(i)	Series Number:	18

	(ii)	Tranche Number:	1

2.	Specified Currency or Currencies:		euro (“€”)

3.	Aggregate Nominal Amount:

	-	Tranche:	€500,000,000
	-	Series:	€500,000,000

4.	Issue Price of Tranche:		99.798 per cent.

5.	Specified Denomination:		€50,000 per Note (see also item 28)

6.	(i)	Issue Date and Interest Commencement Date:	24th March, 2005

7.	Maturity Date:		24th March, 2017

8.	Interest Basis:		4.375 per cent. Fixed Rate

9.	Redemption/Payment Basis:		Redemption at par

10.	Change of Interest Basis or Redemption/Payment Basis:		Not Applicable

11.	Put/Call Options:		Not Applicable

12.	Listing:		Application has been made for the Notes to be listed on the Official List of the Financial Services Authority as competent authority under the Financial Services and Markets Act 2000 and to be admitted to trading on the London Stock Exchange plc’s market for listed securities

13.	Method of distribution:	Syndicated

PROVISIONS RELATING TO INTEREST (IF ANY) PAYABLE

14.	Fixed Rate Note Provisions	Applicable

	(i) Rate of Interest:	4.375 per cent. Per annum payable annually in arrear

	(ii) Interest Payment Date(s):	24th March in each year from and including 24th March, 2006 to and including the Maturity Date

	(iii) Fixed Coupon Amount:	€2,187.50 per €50,000 in nominal amount

	(iv) Broken Amount:	Not Applicable

	(v) Day Count Fraction:	Actual/Actual (ISMA)

	(vi) Determination Date:	24th March in each year

	(vii) Other terms relating to the method of calculating interest for Fixed Rate Notes:	Not Applicable

15.	Floating Rate Note Provisions	Not Applicable

16.	Zero Coupon Note Provisions	Not Applicable

17.	Index Linked Interest Note Provisions	Not Applicable

18.	Dual Currency Note Provisions	Not Applicable

PROVISIONS RELATING TO REDEMPTION

19.	Issuer Call	Not Applicable

20.	Investor Put	Not Applicable

21.	Final Redemption Amount	Par

22.

Early Redemption Amount(s) payable on redemption for taxation reasons or on event of default and/or the method of calculating the same (if required or if different from that set out in Condition 7(e)):

Not Applicable

GENERAL PROVISIONS APPLICABLE TO THE NOTES

23.	Form of Notes:	Bearer Notes:

Temporary Bearer Global Note exchangeable for a Permanent Bearer Global Note which is exchangeable for Definitive Notes only upon an Exchange Event.

24.	Additional Financial Centre(s) or other special provisions relating to Payment Dates:	Not Applicable

25.	Talons for future Coupons or Receipts to be attached to Definitive Bearer Notes (and dates on which such Talons mature):	No

26.

Details relating to Partly Paid Notes: amount of each payment comprising the Issue Price and date on which each payment is to be made and consequences (if any) of failure to pay, including any right of the Issuer to forfeit the Notes and interest due on late payment:

Not Applicable

27.	Details relating to Instalment Notes:

	(i) Instalment Amount(s):	Not Applicable

	(ii) Instalment Date(s):	Not Applicable

28.	Other terms or special conditions:	Each Note is issued with the Specified Denomination of €50,000 per Note.

For so long as the Notes are represented by a Bearer Global Note and Euroclear and Clearstream, Luxembourg so permit, the Notes shall be tradeable in minimum nominal amounts of €50,000 and integral multiples of €1,000 thereafter.

If Definitive Bearer Notes are required to be issued in the limited circumstances specified in the Permanent Bearer Global Note they will only be printed and issued in denominations of €50,000.

Accordingly, if Definitive Bearer Notes are required to be issued, a Noteholder holding Notes having an original nominal amount which cannot be fully represented by Definitive Bearer Notes in the denomination of €50,000 will not be able to receive a Definitive Bearer Note in respect of the original nominal amount of the Notes by which the original nominal amount of such holding of Notes exceeds the next lowest integral multiple of €50,000, the (“Excess Amount”) and will not be able to receive interest or principal in respect of the Excess Amount. Furthermore, at any meetings of Noteholders while Notes are represented by a Bearer Global Note any vote cast shall only be valid if it is in respect of €50,000 in nominal amount and no vote may be cast in respect of any smaller nominal amount.

29.	Redenomination:	Redenomination not applicable

DISTRIBUTION

30.	(i) If syndicated, names of Managers:

Merrill Lynch International Morgan Stanley & Co. International Limited Banco BPI, S.A. Banco Espírito Santo de Investimento, S.A. Caixa — Banco de Investimento, S.A. ABN AMRO Bank N.V. Barclays Bank PLC BNP Paribas Dresdner Bank AG London Branch

	(ii) Stabilising Manager (if any):	Merrill Lynch International

31.	If non-syndicated, name of relevant Dealer:	Not Applicable

32.	Netherlands/worldwide selling restrictions:

The Notes (including rights representing an interest in a Note in global form) may only be offered anywhere in the world, as part of their initial distribution or as part of any re-offering, and this Pricing Supplement may only be distributed and circulated, and any offer of the Notes shall only be announced in writing (whether electronically or otherwise) anywhere in the world, to individuals or legal entities who or which trade or invest in securities in the conduct of a business or profession (“Professional Investors”, which includes banks, securities intermediaries (including dealers and brokers), insurance companies, pension funds, collective investment institutions, central governments, large international and supranational organisations, other institutional investors and other parties, including treasury departments of commercial enterprises, which as an ancillary activity regularly invest in securities), provided that each of the Managers has undertaken with the Issuer that it will be made clear/mentioned upon making any such offers and from any and all documents or advertisements in which the forthcoming offering of the Notes is publicly announced anywhere in the world, that the offer is exclusively made to such Professional Investors.

33.	Additional selling restrictions:

The Italy offering of the Notes has not been cleared by CONSOB (the Italian Securities Exchange Commission) pursuant to Italian securities legislation and, accordingly each Manager has represented and agreed that, no Notes will be offered, sold or delivered, nor will copies of the Offering Circular or of any document relating to the Notes be distributed in the Republic of Italy, except:

(a) to professional investors (operatori qualificati) as defined in Article 31, second paragraph, of CONSOB Regulation No. 11522 of 1st July, 1998, as amended; or

(b)

in circumstances which are exempted from the rules on solicitation of investments pursuant to Article 100 of Legislative Decree No. 58 of 24th February, 1998 (the “Financial Services Act”) and Article 33, first paragraph, of CONSOB Regulation No. 11971 of 14th May, 1999, as amended.

Any offer, sale or delivery of the Notes or distribution of copies of the Offering Circular or any other document relating to the Notes in the Republic of Italy under (a) or (b) above must be:

(i)

made by an investment firm, bank or financial intermediary permitted to conduct such activities in the Republic of Italy in accordance with the Financial Services Act and Legislative Decree No. 385 of 1st September, 1993 (the “Banking Act”); and

(ii)

in compliance with Article 129 of the Banking Act and the implementing guidelines of the Bank of Italy, as amended from time to time, pursuant to which the issue or the offer of securities in the Republic of Italy may need to be preceded and followed by an appropriate notice to be filled with the Bank of Italy depending, inter alia, on the aggregate value of the securities issued or offered in the Republic of Italy and their characteristics; and

(iii) in compliance with any other applicable laws and regulations.

OPERATIONAL INFORMATION

34.	Any clearing system(s) other than Euroclear, Clearstream, Luxembourg or The Depository Trust Company:	Not Applicable

35.	Delivery:	Delivery against payment

36.	Additional Paying Agent(s) (if any):	Not Applicable

ISIN: XS0215828913
Common Code: 021582891

LISTING APPLICATION

This Pricing Supplement comprises the details required for the issue of Notes described herein to be admitted to the Official List and to trading by the London Stock Exchange plc pursuant to the listing of the €5,000,000,000 Global Medium Term Note Programme of Portugal Telecom International Finance B.V.

RESPONSIBILITY

The Issuer hereby accepts responsibility for the information contained in this Pricing Supplement.

Signed on behalf of the Issuer:

By:		By:

Duly authorised

ICM:1522924.5